Deloitte &         1111 Broadway, Suite 2100        Telephone (510)287-2700
 Touche LLP        Oakland, California 94607-4036   Facsimile (510)835-4888




To the Board of Directors and Stockholders of The Gap, Inc.:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial statements of The Gap, Inc. and subsidiaries for the thirteen week periods ended May 3, 1997 and May 4, 1996, as indicated in our report dated May 14, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 3, 1997, is incorporated by reference in Post Effective Amendment No. 1 to Registration Statement
No. 2-72586, Registration Statement No. 2-60029, Registration Statement No. 33-39089, Registration Statement No. 33-40505, Registration Statement No. 33-54686, Registration Statement
No. 33-54688, Registration Statement No. 33-54690, Registration Statement No. 33-56021, Registration Statement No. 333-00417, and Registration Statement No. 333-12337.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


  /s/ Deloitte & Touche LLP


June 12, 1997